Exhibit 10.29

SECURITYHOLDERS’ AGREEMENT

among

CYAGRA, INC.,

ADVANCED CELL TECHNOLOGY, INC.,

A.C.T. GROUP, INC.,

GOYAIKE S.A.

and

THE SECURITYHOLDERS HEREAFTER SIGNATORY HERETO

dated as of November 20, 2001

ii

SECURITYHOLDERS’ AGREEMENT

This SECURITYHOLDERS’ AGREEMENT (this “Agreement”), dated as of November 20, 2001, among CYAGRA, INC., a Delaware corporation (the “Company”), ADVANCED CELL TECHNOLOGY, INC., a Delaware corporation and a wholly owned subsidiary of ACT (“Parent”), A.C.T. GROUP, INC., a Delaware corporation (“ACT”), and GOYAIKE S.A., a company incorporated under the laws of Argentina (“Goyaike”), and each Person hereafter signatory to this Agreement.

W 1 T N E S S E T H:

WHEREAS, the Company is engaged in the business of researching and developing technology, manufacturing and selling products and providing services related thereto, in each case, in the field of agriculture, including researching and developing technology and manufacturing and selling products that are composed of, made in or derived, extracted or isolated from cloned non-human domesticated animals (including cattle, goats, sheep, pigs, and other domesticated animals, but excluding animals of the avian or equine species) or the cells or tissues, including genes, of such animals for the production of food or fiber and the rendering of services or uses that relate to the production of such products, and the production of transgenic animals for the purposes described above (the “Business”);

WHEREAS, pursuant to a Securities Purchase Agreement, dated November 20, 2001, among the Company, Parent, ACT and Goyaike (the “Securities Purchase Agreement”), Goyaike has agreed to (i) purchase 2,750,000 newly issued shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), from the Company, (ii) purchase 544,481 shares of Common Stock from Parent, and (iii) purchase 1,455,519 shares of Common Stock from ACT;

WHEREAS, after giving effect to the transactions contemplated by the Securities Purchase Agreement, Goyaike will own approximately 29% of the outstanding shares of Common Stock of the Company on a fully diluted basis, and ACT and Parent will collectively own approximately 64.6% of the outstanding shares of Common Stock of the Company on a fully diluted basis;

WHEREAS, Goyaike is also acquiring a license of certain intellectual property pursuant to a sublicense among Parent, ACT, the Company and Goyaike dated as of the date hereof;

WHEREAS, in connection with the development of the Company, Parent and ACT are agreeing to provide certain management, research and development, and operational services to the Company in exchange for arm’s-Length consideration; and

WHEREAS, the parties hereto believe it is in their respective best interests to enter into certain agreements concerning the composition of the Company’s Board (as defined below), corporate governance, transfer restrictions on the Common Stock and consent/supermajority rights, all as set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.                                         Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“ACT” has the meaning specified in the Preamble.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” has the meaning specified in the Preamble.

“Beneficial Owner” or “Beneficially Own” has the meaning given such term in Rule 13d-3 under the Exchange Act; provided, however, that Beneficial Ownership under Rule 13d-3(1)(i) shall be determined based on whether a Person has a right to acquire Beneficial Ownership irrespective of whether such right is exercisable within sixty (60) days of the time of determination.

“Board” means the board of directors of the Company.

“Business” has the meaning specified in the Recitals.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York, U.S.A. or The City of Buenos Aires, Argentina.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited), limited liability company interests or equivalent ownership interests in such Person.

“Common Stock” has the meaning specified in the Recitals.

“Company” has the meaning specified in the Preamble.

“Company Option” has the meaning specified in Section 5.04(c).

“Company Option Period” has the meaning specified in Section 5.04(c).

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“Encumbrance” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), lien (including, without limitation, environmental and tax liens), charge, encumbrance, easement, reservation, restriction, cloud, adverse claim, right of first refusal or first offer, option or other similar arrangement or interest in real or personal property.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Goyaike” has the meaning specified in the Preamble.

“Goyaike Directors” has the meaning specified in Section 4.02.

“Law” means any U.S. or non-U.S. constitution, law, statute, treaty, rule, directive, requirement or regulation or governmental order.

“Management Services and Intellectual Property Agreement” means the management services and intellectual property agreement between Parent, ACT and the Company to be entered into simultaneously upon consummation of the transactions contemplated by the Securities Purchase Agreement.

“Material Adverse Effect” means any circumstance, change in or effect on the Company that, individually or in the aggregate with all other circumstances, changes in or effects on the Company, is or could reasonably be expected to be materially adverse to the business, operations, properties, results of operations or condition (financial or otherwise) of the Company, except for any changes in or effects on the Company principally arising from or principally relating to (i) the U.S. or the global economy or the securities markets generally or (ii) the biomedical industry in general; provided, however, that in the case of each of clause (i) and (ii) the Company is not disproportionately affected by such changes or effects compared to other Persons engaged in similarly situated businesses within the biomedical industry.

“Net Income” means net income as reflected on the Company’s internal quarterly financial statements as prepared in accordance with US generally accepted accounting principles.

“New Securities” means any Capital Stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such Capital Stock, and securities of any type whatsoever that are, or may become, convertible into or exchangeable or exercisable for Capital Stock of the Company; provided, however, that the term “New Securities” does not include (i) shares of Common Stock of the Company which have been reserved for issuance to employees, officers and directors of the Company pursuant to an incentive stock option pool administered by the Board consisting of ten (10%) percent of the outstanding shares of Common

Stock of the Company on a fully diluted basis as of the Closing Date, (ii) securities of the Company issued in connection with any stock split, stock dividend or recapitalization of the Company, (iii) securities of the Company issued in a Qualified Initial Public Offering, or (iv) securities issued in connection with (a) any acquisition of assets or capital stock or other equity interest of any other business enterprise (whether such acquisition is structured as a purchase and sale, merger, consolidation or other amalgamation) if the issuance of such securities has been approved by the Board pursuant to Article IV and pursuant to Schedule IV hereof, as applicable, or (b) the licensing or acquisition of intellectual property for use in the Business if the issuance of such securities has been approved by the Board pursuant to Article IV and/or pursuant to Schedule IV hereof, as applicable.

“Notice of Issuance” has the meaning specified in Section 7.02(b).

“Offer Price” has the meaning specified in Section 5.04(b).

“Offering Notice” has the meaning specified in Section 5.04(b).

“Offered Securities” has the meaning specified in Section 5.04(b).

“Offering Securityholder” has the meaning specified in Section 5.04(a).

“Other Securityholders” has the meaning specified in Section 5.05(a).

“Parent” has the meaning specified in the Preamble.

“Percentage” has the meaning specified in Section 5.05(b).

“Permitted Transferee” means, with respect to a specified Person, (i) any Affiliate of such Person, provided such Person is not a competitor of the Company, as unanimously determined by the Board, (ii) a donee of Shares who is a member of the family of such Person or any trust for the benefit of any such family member and (iii) a transferee of Shares who receives such Shares by will or the laws of descent and distribution.  For purposes of this definition, the word “family” shall include any spouse, lineal ancestor or descendant, brother or sister.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Prospective Transferee” has the meaning specified in Section 5.06.

“Qualified Initial Public Offering” means a public offering of shares of Common Stock of the Company that (i) yields actual cash proceeds to the Company in excess of US$25 million and at an effective per share offering price that is not less than fifty (50%) percent greater than the effective per share price of the shares of Common Stock issued to Goyaike hereunder, (ii) is underwritten by a reputable underwriter reasonably acceptable to both Goyaike and the Company and (iii) is effected in conjunction with such shares being listed for trading on a national securities exchange.

“Required Number of Directors” has the meaning specified in Section 4.05.

“Remaining Offered Securities” has the meaning specified in Section 5.04(d)(i).

“Sale” means any sale, assignment, transfer, distribution or other disposition of Shares or of a participation therein, whether voluntarily or by operation of Law.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Purchase Agreement” has the meaning specified in the Recitals.

“Securityholder” means each holder or Beneficial Owner of Common Stock or any security convertible into, or exchangeable for, Common Stock who is or hereafter becomes a party to this Agreement or the rightful and permitted assignee or successor of such a party.

“Stockholder Directors” has the meaning specified in Section 4.02.

“Securityholder Option Period” has the meaning specified in Section 5.04(d).

“Selling Securityholder” has the meaning specified in Section 5.05(a).

“Share” means any share of Common Stock.

“Subsidiary” means any and all corporations, partnerships, joint ventures, associations and other entities Controlled by the Company directly or indirectly through one or more intermediaries.

“Tag-Along Notice” has the meaning specified in Section 5.05(a).

“Tag-Along Option” has the meaning specified in Section 5.05(b).

“Third Party” means, with respect to any Securityholder, any other Person (other than a Permitted Transferee of such Securityholder).

“Voting Interest” means one Share of Common Stock of the Company and any other share of Capital Stock issued by the Company, the holders of which are ordinarily, in the absence of contingencies, entitled to vote in the election of the Company’s directors (or Persons performing similar functions), or the approval of its management and policies, even if the right to vote has been suspended by the occurrence of a contingency.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY, PARENT AND ACT

Each of the Company, Parent and ACT jointly and severally represents and warrants to Goyaike as follows:

SECTION 2.01                                            Due Organization and Authority of the Company, Parent and ACT.  Each of the Company, Parent and ACT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to perform the actions contemplated hereby.  Each of the Company, Parent and ACT is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not prevent or materially hinder the performance of the actions contemplated by this Agreement.  The execution and delivery of this Agreement by each of the Company, Parent and ACT, the performance by each of the Company, Parent and ACT of its obligations hereunder and the performance by each of the Company, Parent and ACT of the actions contemplated hereby have been duly authorized by all requisite action on the part of the Company, Parent and ACT, as applicable.  This Agreement has been duly executed and delivered by each of the Company, Parent and ACT, and (assuming due authorization, execution and delivery by the other Persons signatory hereto) this Agreement constitutes a legal, valid and binding obligation of each of the Company, Parent and ACT, enforceable against each of the Company, Parent and ACT in accordance with its terms.

SECTION 2.02                                            No Conflict.  The execution, delivery and performance of this Agreement by each of the Company, Parent and ACT do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws of the Company, Parent or ACT, (b) conflict with or violate any Law applicable to the Company, Parent or ACT or any of their respective assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Company’s, Parent’s or ACT’s assets or properties pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company, Parent or ACT is a party or by which any of their respective assets or properties is bound or affected.

SECTION 2.03                                            Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement by each of the Company, Parent and ACT do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any governmental authority.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GOYAIKE

Goyaike represents and warrants to the Company, Parent and ACT as follows:

SECTION 3.01.                                         Organization and Authority.  Goyaike is a corporation duly incorporated or organized, validly existing and in good standing under the laws of the Republic of Argentina and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to perform the actions contemplated hereby.  Goyaike is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not prevent or materially hinder the performance of the actions contemplated by this Agreement.  The execution and delivery of this Agreement by Goyaike, the performance by it of its obligations hereunder and the performance by it of the actions contemplated hereby have been duly authorized by all requisite action on its part.  This Agreement has been duly executed and delivered by Goyaike, and (assuming due authorization, execution and delivery by the other Persons signatory thereto) this Agreement constitutes a legal, valid and binding obligation of Goyaike enforceable against it in accordance with its terms.

SECTION 3.02.                                         No Conflict.  Assuming that all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained, the execution, delivery and performance of this Agreement by Goyaike do not and will not (a) violate, conflict with or result in the breach of any provision of its Certificate of Incorporation or By-laws (or similar organizational documents), (b) conflict with or violate any Law applicable to it or any of its assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of Goyaike’s assets or properties pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Goyaike is a party or by which any of its assets or properties is bound or affected.

SECTION 3.03.                                         Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement by Goyaike do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any governmental authority, except to the extent that obtaining any such consent, approval, authorization or other order, or making such filing or notification would not prevent or materially hinder the performance of the actions contemplated by this Agreement.

ARTICLE IV

CORPORATE GOVERNANCE

SECTION 4.01.                                         Agreement to Vote.  The Securityholders agree to vote all of their shares of Capital Stock, and the Company agrees to take all necessary measures, in order to carry out the agreements set forth in this Article IV, and to prevent any action by the Company or the Securityholders that is inconsistent with such agreements.

SECTION 4.02.                                         Election of Directors; Voting.  The number of directors constituting the Board of the Company, as fixed from time to time by the Board in accordance with the Company’s By-laws, shall initially be five (5).  Notwithstanding any provision to the contrary in the Company’s Certificate of Incorporation or By-laws, for so long as Goyaike holds or Beneficially Owns at least ten (10%) percent of the outstanding Common Stock of the Company on a fully diluted basis, the number of directors constituting the Board shall not be changed without the consent of Goyaike.  With respect to each election of directors of the Company, whether at a special or annual meeting and whether by vote or by consent (in each case, in accordance with the provisions for electing directors set forth in the Company’s Certificate of Incorporation and By-laws), the Securityholders shall vote all of the shares of Capital Stock of the Company held and/or Beneficially Owned by them or consent in writing with respect to such shares as follows: (i) two (2) directors shall be designated by Goyaike and approved by the holders and/or Beneficial Owners of at least a majority of the then outstanding shares of Common Stock (the “Goyaike Directors”), provided that Goyaike owns at least twenty (20%) percent of the outstanding shares of Common Stock of the Company on a fully diluted basis; (ii) one (1) director shall be designated by Goyaike and approved by the holders and/or Beneficial Owners of at least a majority of the then outstanding shares of Common Stock, provided that Goyaike owns less than twenty (20%) percent, but at least ten (10%) percent, of the outstanding shares of Common Stock of the Company on a fully diluted basis; and (iii) three (3) directors (the “Securityholder Directors”) shall be designated and approved by the holders and/or Beneficial Owners of a majority of the then outstanding Common Stock, other than Goyaike, for so long as there are two (2) Goyaike Directors, and four (4) directors shall be designated and approved by the holders and/or Beneficial Owners of a majority of the then outstanding Common Stock, other than Goyaike, for so long as there is one (1) Goyaike Director.

SECTION 4.03.                                         Nomination and Election of Directors.  Goyaike’s initial nominees for the Board shall be as set forth in Schedule III hereto.  Notwithstanding any provision to the contrary in the Company’s Certificate of Incorporation or
By-laws, if not already named by the Company’s existing Board, the Securityholders shall act to elect such nominees as directors as soon as practicable by written consent or at a securityholders’ meeting to he held as promptly as practicable hereafter.  Hereafter, notwithstanding any provision to the contrary in the Company’s Certificate of Incorporation or By-laws, Goyaike shall make the nominations to which they are entitled hereunder not later than thirty (30) days prior to each annual meeting of the Company’s securityholders, and the Board shall be elected at such meeting or by written consent in accordance herewith.

SECTION 4.04.                                         Removal; Vacancies.  Notwithstanding any provision to the contrary in the Company’s Certificate of Incorporation or By-laws, a director shall be removed only by the party with the power to designate such director and the Securityholders shall vote all of their shares of Capital Stock of the Company to remove any director whose removal is required by the party with the power to designate such director.  Notwithstanding any provision to the contrary in the Company’s Certificate of Incorporation or By-laws, if, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur any vacancy in the Board, then, if the departed director was designated by Goyaike, Goyaike shall be entitled to designate in writing one nominee for election to fill such vacancy and if the departed director was designated by the holders of at least a majority of the then outstanding Common Stock, then such holders of Common Stock shall be entitled to designate in writing one nominee for election to fill such vacancy.  The Securityholders shall as soon as practicable after such nomination is made act to elect such nominee to the Board.  Any director elected pursuant to this Section 4.04 shall serve until the next annual election of directors.

SECTION 4.05                                            Quorum; Certain Actions.  Notwithstanding any provision to the contrary in the Company’s Certificate of Incorporation or By-laws, subject to the immediately following sentence, at least four (4) Directors shall be present in person at any meeting of the Board in order to constitute a quorum for the transaction of business at such meeting, and, except with respect to Consent Events or as otherwise set forth in this Agreement or as required by Law or by the Company’s Certificate of Incorporation and By-laws, the vote of a majority of those directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or act of the Board; provided, however, that, subject to the following sentence, in the event a meeting of the Board has been duly noticed and a quorum is not present on two (2) consecutive meeting dates, then only three (3) directors present in person at the next immediately scheduled meeting shall constitute a quorum for the transaction of business at such meeting.  Notwithstanding any other provision of this Agreement or the Company’s Certificate of Incorporation or By-laws, for so long as Goyaike holds or Beneficially Owns at least ten (10%) of the outstanding shares of Common Stock on a fully diluted basis, any Consent Event shall be taken by the Company only upon (and the Company, and the Board on behalf of the Company, shall not take such action without) the prior affirmative vote or written consent of at least one (1) Goyaike Director.  For purposes of this Agreement, a “Consent Event” shall mean any of the matters set forth on Schedule IV attached hereto.

SECTION 4.05.                                         Audit Committee.  The Company shall establish and maintain an Audit Committee, which shall consist of three (3) members of the Board, including one (1) director nominated by Goyaike for so long as Goyaike holds or Beneficially Owns at least ten (10%) percent of the outstanding shares of Common Stock on a fully diluted basis.

SECTION 4.06.                                         Compensation Committee.  The Company shall establish and maintain a Compensation Committee of the Board.  The Compensation Committee shall consist of three (3) members of the Board, including one (1) director nominated by Goyaike for so long as Goyaike holds or Beneficially Owns at least ten (10%) percent of the outstanding shares of Common Stock on a fully diluted basis.

ARTICLE V

TRANSFER OF SHARES

SECTION 5.01.                                         General Restriction.  No Securityholder shall, directly or indirectly, make or solicit any Sale of any Share except in compliance with the Securities Act and this Agreement.

SECTION 5.02.                                         Legends.  The Company shall affix to each certificate evidencing Shares issued to Securityholders a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE

SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN A SECURITYHOLDERS’ AGREEMENT DATED AS OF NOVEMBER 20, 2001, AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.  NO REGISTRATION OF TRANSFER OF THESE SHARES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.”

SECTION 5.03.                                         Certain Restrictions on Transfer of Shares.  No Securityholder shall, directly or indirectly (through the transfer of capital stock of any Person that holds, or controls any Person that holds, such Shares), make or solicit any Sale of any Share of Common Stock Beneficially Owned by such Securityholder, other than

(i)                                     any Sale to a Permitted Transferee,

(ii)                                  any Sale of Shares of Common Stock that is made in compliance with the procedures, and subject to the limitations, set forth in Sections 5.04 and 5.05 hereof,

(iii)                               any Sale in connection with a merger of the Company or a sale of all or substantially all of its assets or other similar business combination that has been approved by the Board in accordance with the provisions of Section 4.05 and Schedule IV hereof,

(iv)                              any Sale in connection with the merger of Goyaike or a sale of all or substantially all of its assets or other similar business combination that has been approved by Goyaike’s Board of Directors (except that no Sale of Shares shall be permitted under this Section 5.03(a)(iv) to any of the competitors of the Business identified on Schedule V attached hereto), and

(v)                                 any Sale in connection with the merger of Parent or ACT or a sale of all or substantially all of Parent’s or ACT’s assets or other similar business combination that has been approved by Parent’s or ACT’s Board of Directors, as applicable, except that no Sale of Shares shall be permitted under this Section 5.03(a)(v) to any of the competitors of the Business identified on Schedule V attached hereto.

Notwithstanding the foregoing, except as otherwise expressly provided in this Agreement, all Sales permitted by the foregoing clauses (i) through (v) shall be subject to, and shall not be made other than in compliance with, the provisions of this Article V.

(b)  No Sale of Shares to a Permitted Transferee shall be effective if a purpose or effect of such transfer shall have been to circumvent the provisions of this Section 5.03, Section 5.04 or Section 5.05.  Each Securityholder shall remain responsible for the performance of this

Agreement by each Permitted Transferee of such Securityholder to which Shares are transferred, except if such Permitted Transferee received such Shares by will or the laws of descent and distribution.  If any Permitted Transferee to which Shares are transferred pursuant to clause (i) of Section 5.03(a) is not a natural Person and ceases to be a Permitted Transferee of the Securityholder from which or whom it acquired such Shares pursuant to such provision, such Person shall reconvey such Shares to such transferring Securityholder immediately before such Person ceases to be a Permitted Transferee of such transferring Securityholder so long as such Person knows of its upcoming change of status immediately prior thereto.  If such change of status is not known until after its occurrence, the former Permitted Transferee shall make such transfer to such transferring Securityholder as soon as practicable after the former Permitted Transferee receives notice thereof.

SECTION 5.04.                                         Right of First Offer.  If any Securityholder (the “Offering Securityholder”) proposes to make a Sale of all or any portion of its Shares to a Person other than to a Permitted Transferee of the Offering Securityholder or other than as permitted under Section 5.03 hereof:

(b)  The Offering Securityholder shall offer such Shares first to the Company, by sending written notice (an “Offering Notice”) to the Company, with a copy to Parent, if Parent is not the Offering Securityholder, and a copy to Goyaike, if Goyaike is not the Offering Securityholder, which Offering Notice shall state (i) the number of Shares proposed to be sold (the “Offered Securities”), (ii) the proposed purchase price per Share of the Offered Securities (the “Offer Price”), (iii) the proposed terms and conditions of such Sale and (iv) the proposed purchaser of the Shares.  Upon delivery of the Offering Notice, such offer shall be irrevocable unless and until the rights of first offer provided for herein shall have been waived or shall have expired.

(c)  For a period of fifteen (15) days after delivery of the Offering Notice pursuant to Section 5.04(b) (the “Company Option Period”), subject to Section 5.04(g) hereof, the Company shall have the right (the “Company Option”) to purchase any or all of the Offered Securities at a purchase price equal to the Offer Price and otherwise upon the terms and conditions set forth in the Offering Notice.  The right of the Company to purchase any or all of the Offered Securities under this Section 5.04 shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Company Option Period, to the Offering Securityholder, with a copy to each of Parent and Goyaike, provided they are not the Offering Securityholder, which notice shall state the number of Offered Securities proposed to be purchased by the Company.  The failure of the Company to respond within such 15 day period shall be deemed to be a waiver of the Company Option, provided that the Company may waive its rights under this Section 5.04 prior to the expiration of the Company Option Period by giving written notice to the Offering Securityholder, with a copy to each of Parent and Goyaike, provided they are not the Offering Securityholder.

(d)  If the Company does not elect to purchase all of the Offered Securities pursuant to this Section 5.04, then for a period of fifteen (15) days (the “Securityholder Option Period”) after the earlier to occur of (i) the expiration of the Company Option Period pursuant to this Section 5.04 and (ii) the date upon which the Company delivers written notice of its partial exercise of the Company Option pursuant to this Section 5.04 or its waiver thereof and subject to Section 5.04(g):

(i)                                     Provided that it is not the Offering Securityholder, Parent shall have the right to purchase that percentage of the Offered Securities not offered to be purchased by the Company (the “Remaining Offered Securities”) determined by dividing (A) the number of Shares owned by Parent at the time the Offering Notice is delivered pursuant to this Section 5.04 by (B) the number of Shares owned by Parent and Goyaike (provided that if Goyaike is the Offering Securityholder, those Shares owned by Goyaike shall not be included in this calculation) at the time the Offering Notice is delivered pursuant to this Section 5.04, plus any of the Remaining Offered Securities that Goyaike does not elect to purchase pursuant to Section 5.04(d)(ii), at a purchase price equal to the Offer Price and otherwise upon the terms and conditions set forth in the Offering Notice; and

(ii)                                  Provided that it is not the Offering Securityholder, Goyaike shall have the right to purchase that percentage of the Remaining Offered Securities determined by dividing (A) the number of Shares owned by Goyaike at the time the Offering Notice is delivered pursuant to this Section 5.04 by (B) the number of Shares owned by Parent and Goyaike (provided that if Parent is the Offering Securityholder, those Shares owned by Parent shall not be included in this calculation) at the time the Offering Notice is delivered pursuant to this Section 5.04, plus any of the Remaining Offered Securities that Parent does not elect to purchase pursuant to Section 5.04(d)(i), at a purchase price equal to the Offer Price and otherwise upon the terms and conditions set forth in the Offering Notice.

(e)  The rights of Parent and Goyaike to purchase any or all of the Remaining Offered Securities under this Section 5.04 shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Securityholder Option Period, to the Offering Securityholder.  Such notice shall state the number of Offered Securities proposed to be purchased from the Offering Securityholder.  The failure of Parent or Goyaike to respond within the Securityholder Option Period to the Offering Securityholder shall be deemed to be a waiver by such Person of its respective rights under this Section 5.04; provided that either Parent or Goyaike may waive its rights under this Section 5.04 prior to the expiration of the Securityholder Option Period by giving written notice to the Offering Securityholder with a copy to each of the Company and Parent or Goyaike, as applicable.

(f)  The closing of the purchases of the Offered Securities by the Company, Parent and/or Goyaike under Section 5.04 shall be held at the executive offices of the Company at 11:00 a.m., local time, on the thirtieth (30th) day after delivery of the Offering Notice pursuant to this Section 5.04 or at such other time and place as the parties to the transaction may agree.  At such closing, the Offering Securityholder shall deliver certificates representing the Offered Securities, duly endorsed for transfer or accompanied by stock powers duly executed in blank, and accompanied by all requisite transfer taxes (or evidence of payment thereof), if any, and such Offered Securities shall be free and clear of any Encumbrance, and the Offering Securityholder shall so represent and warrant, and shall further represent and warrant that it is the sole Beneficial Owner of such Offered Securities.  The Company and/or Parent and/or Goyaike, as the case may be, shall deliver at the closing payment in full in immediately available funds of the Offer Price for the Offered Securities purchased by it.  At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise reasonably necessary or appropriate in connection with the purchase and sale of the Offered Securities.

(g) Notwithstanding anything to the contrary contained in this Section 5.04, unless the Company and/or Parent and/or Goyaike, individually or in the aggregate, elect to purchase all, but not less than all, of the Offered Securities, (i) such parties shall not have the right to purchase any Offered Securities pursuant to this Section 5.04 and (ii) the Offering Securityholder may, subject to the other provisions of this Agreement (including, without limitation, the Tag-Along Right set forth in Section 5.05), sell all the Offered Securities to the Person identified in, and otherwise on the terms and conditions set forth in the Offering Notice (including that the entire purchase price of such sale must paid in cash); provided, however, such Sale must be consummated within ninety (90) days after delivery of the Offering Notice pursuant to this Section 5.04; provided further, however, that such Sale shall not be consummated unless and until the Offering Securityholder shall represent in writing to the Company and to Parent and Goyaike (provided they are not the Offering Securityholder) that such Person is aware of the rights contained in this Section 5.04. If any sale to a Person pursuant to this Section 5.04 is not consummated within ninety (90) days after delivery of the Offering Notice pursuant to this Section 5.04 for any reason, then the restrictions provided for herein shall again become effective, and no Sale of such Offered Securities may be made thereafter by the Offering Securityholder without complying with the terms of this Section 5.04.

(h) Anything in this Section 5.04 or in Section 5.03 to the contrary notwithstanding, the provisions of this Section 5.04 shall not be applicable to any Sale or Encumbrance described in clause (i), (iii), (iv) or (v) of Section 5.03(a).

SECTION 5.05.                                         Tag-Along Rights.  Subject to the Right of First Offer set forth in Section 5.04, if, at any time during the term of this Agreement, any Securityholder (the “Selling Securityholder”) proposes to directly or indirectly make a Sale of any of its Shares to a Person, other than to a Permitted Transferee, the Selling Securityholder shall provide Parent and/or Goyaike, as applicable (the “Other Securityholders”), and the Company with not less than fifteen (15) days’ prior written notice of such proposed Sale (the “Tag-Along Notice”), which Tag-Along Notice shall state (i) the number of Shares proposed to be sold, (ii) the proposed purchase price per Share, (iii) the proposed terms and conditions of such Sale and (iv) the proposed purchaser of the Shares, provided that any Offering Notice delivered pursuant to Section 5.04(b) shall be deemed to be the delivery of the Tag-Along Notice if such Offering Notice was delivered at least fifteen (15) days prior to the date of the proposed Sale.

(b) Each of the Other Securityholders shall have the option (“Tag-Along Option”), exercisable by written notice to the Selling Securityholder prior to the earlier of (x) fifteen (15) days after delivery of the Tag-Along Notice pursuant to this Section 5.05 and (y) the expiration of the Securityholder Option Period, to require the Selling Securityholder to arrange for such purchaser or purchasers to purchase the same percentage (the “Percentage”) of the Shares then Beneficially Owned by such Other Securityholder as the ratio of (i) the total number of Shares which are to be sold by the Selling Securityholder pursuant to the proposed Sale to (ii) the total number of Shares Beneficially Owned by the Selling Securityholder immediately prior to such Sale, or any lesser amount of Shares as such Other Securityholder shall desire.  Any such purchase shall be made at the same time, and upon the same terms and conditions (including all direct or indirect consideration or compensation), as the Sale by the Selling Securityholder of its Shares; provided, however, that such Other Securityholder shall not be required to agree to indemnity or contribution provisions in excess of such Other Securityholder’s proceeds from such Sale.

(c)  Upon the exercise of the Tag-Along Option, the Selling Securityholder agrees that it shall either (a) arrange for the proposed purchaser or purchasers to purchase all or a portion (as each of the Other Securityholders shall specify) of the same Percentage of the Shares then Beneficially Owned by each Other Securityholder electing to participate in the proposed Sale at the same time as and upon the same terms and conditions on which the Selling Securityholder sells its Shares; provided, however, that if such purchaser or purchasers shall elect to purchase only such aggregate number of Shares as originally agreed with the Selling Securityholder, then the number of Shares to be sold by the Selling Securityholder and each of the Other Securityholders electing to participate in the proposed sale shall be reduced pro rata to such aggregate number or (b) not effect the proposed Sale to such purchaser or purchasers.

(d)  In the event that the Other Securityholders do not exercise their right to participate in such sale or decline to so participate, the Selling Securityholder shall have ninety (90) days from the date the Tag-Along Notice was delivered pursuant to this Section 5.05 to consummate the Sale to the same purchaser and upon the same terms set forth therein without being required to provide an additional Tag-Along Notice to the Other Securityholders.

(e)  Anything in this Section 5.05 or in Section 5.03 to the contrary notwithstanding, the provisions of this Section 5.05 shall not be applicable to any Sale described in clause (i), (iii), (iv) or (v) of Section 5.03(a).  Nothing in this Section 5.05 shall affect any of the rights or obligations of any of the Securityholders under any other provision of this Agreement.

SECTION 5.06.                                         Transferees to Execute Agreement.  Each Securityholder agrees that it will not, directly or indirectly, make any Sale of any Shares Beneficially Owned by such Securityholder unless, prior to the consummation of any such Sale, the Person to whom such Sale is proposed to be made (the “Prospective Transferee”) (i) executes and delivers this Agreement to the Company and each of Parent and Goyaike, and (ii) delivers to the Company an opinion of counsel, satisfactory in form and substance to the Company, to the effect that the execution of this Agreement by such Prospective Transferee makes this Agreement a legal, valid and binding obligation of such Prospective Transferee enforceable against such Prospective Transferee in accordance with its terms.  Upon the execution and delivery by such Prospective Transferee of this Agreement and, if required, the delivery of the opinion of counsel referred to in clause (ii) of the preceding sentence, such Prospective Transferee shall be deemed a “Securityholder” for purposes of this Agreement and shall have the rights and be subject to the obligations of a Securityholder under this Agreement, in each case with respect to the Shares Beneficially Owned by such Prospective Transferee.

SECTION 5.07.                                         Improper Sale.  Any attempt not in compliance with this Agreement to make any Sale of any Shares shall be null and void and of no force and effect, the purported transferee shall have no rights or privileges in or with respect to the Company, and the Company shall not give any effect in the Company’s stock records to such attempted Sale.

ARTICLE VI

[INTENTIONALLY DELETED]

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01.                                         New Securityholders to Execute Agreement.  The Company shall not, at any time prior to its initial public offering, issue any Shares of Common Stock, or resell any Shares of Common Stock held in its treasury, or issue or resell any security convertible or exchangeable into Common Stock, unless prior to the consummation of any such issuance or Sale, each Person to whom such security is proposed to be issued or sold executes and delivers this Agreement to the Company and each of Parent and Goyaike.  Upon the execution and delivery by any Person of this Agreement, Schedule I hereto shall be revised to include the name of such Person and such Person shall be deemed a “Securityholder” for purposes of this Agreement and shall have the rights and be subject to the obligations of a Securityholder as such under this Agreement.

SECTION 7.02.                                         Rights to Purchase New Securities.  In the event that the Company proposes to issue New Securities (prior to, and other than in connection with, a Qualified Initial Public Offering), each of Parent, ACT and Goyaike shall have the right to purchase in lieu of the Person to whom the Company proposed to issue such New Securities, in accordance with paragraph (b) below, a number of Shares or other New Securities which the Company proposes to issue equal to the product of (i) the total number or amount of Shares or other New Securities which the Company proposes to issue at such time and (ii) a fraction, the numerator of which shall be the total number of Voting Interests which Parent, ACT or Goyaike, as applicable, holds or Beneficially Owns at such time, and the denominator of which shall be the total number of Voting Interests then outstanding.  The rights given by the Company under this Section 7.02 shall terminate if unexercised within thirty (30) days after receipt of the Notice of Issuance referred to in paragraph (b) below.

(b)  In the event that the Company proposes to undertake an issuance of New Securities (prior to, and other than in connection with, a Qualified Initial Public Offering), it shall give written notice (a “Notice of Issuance”) of its intention to each of Parent, ACT and Goyaike, describing all material terms of the New Securities and the price and all material terms upon which the Company proposes to issue such New Securities.  Each of Goyaike, Parent and ACT, as applicable, shall have thirty (30) days from the date of the Notice of Issuance to agree to purchase all or any portion of its pro rata share of such New Securities (as determined pursuant to paragraph (a) above) for the same consideration, if such consideration shall consist solely of cash, or for cash, cash equivalents or marketable securities having an equivalent value to the consideration payable by the Person to whom the Company proposes to issue such New Securities at the time of payment, and otherwise upon the terms specified in the Notice of Issuance by giving written notice to the Company, and stating therein the quantity of New Securities to be purchased by such Securityholder.

SECTION 7.03.                                         Further Assurances.  Each party to this Agreement shall use reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereunder, including, without limitation, using reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any applicable governmental entities.  Each of the parties shall cooperate with the other when required in order to effect the transactions contemplated hereunder.  In case at any time after the date hereof, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each of the parties shall use all reasonable efforts to take all such action.

SECTION 7.04.                                         Restriction on Transactions with Affiliates.  Except for transactions expressly contemplated by this Agreement or as otherwise approved by the Goyaike Directors pursuant to Article IV hereof, the Company shall not enter into any transaction, arrangement, agreement or understanding with any director, officer, employee, or holder of more than five (5%) percent of the outstanding shares of any class or series of Capital Stock of the Company, any member of the family of such Person, or any corporation, partnership, trust, or other entity in which any such Person, or member of the family of such Person, is a director, officer, trustee, partner, or holder of more than five (5%) percent of the outstanding capital stock thereof, except for transactions on customary terms related to such Person’s employment.

SECTION 7.05.                                         Information Rights.  The Company shall deliver the following reports to Goyaike:

(i)                                     As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, the balance sheet of the Company, as of the end of such fiscal year, and a statement of income and statement of cash flow of the Company for such fiscal year, in each case, in accordance with U.S. generally accepted accounting principals and as audited by the Company’s accountants.

(ii)                                  As soon as practicable after the end of each quarter and in any event within forty-five (45) days thereafter, an unaudited balance sheet and statements of income and cash flow of the Company for such quarter and for the year to date, in each case prepared in accordance with U.S. generally accepted accounting principals,

(b)  Goyaike shall also have the right to visit and inspect any of the properties, books or records of the Company and to discuss its affairs, finances and accounts with officers, all at such reasonable times during normal business hours and as often as may be reasonably requested.

SECTION 7.06.                                         Dividend Rights.  For so long as Goyaike holds or Beneficially Owns at least ten (10%) of the outstanding shares of Common Stock on a fully diluted basis, the

Company shall be required to, and Parent, ACT and the Board shall cause the Company to, declare and pay in cash to each holder or Beneficial Owner of shares of Common Stock on a quarterly basis its pro rata share of the Dividend Amount (as defined below); provided, however, that the Company shall have no obligation to declare or pay to such Persons the Dividend Amount until such time as the Company has achieved eight (8) separate quarters of positive EBITDA, as determined by the Board (it being understood that this provision does not require the Company to achieve eight (8) consecutive quarters of positive EBITDA before it is required to declare and pay the Dividend Amount). For purposes of this Agreement, the Dividend Amount shall be equal to thirty (30%) percent of Net Income (as defined herein) for the applicable quarterly period.  Mandatory dividends under this Section 7.06 shall not be declared and paid in violation of applicable Law, and shall in no event be paid in violation of any of the Company’s contractual commitments to third parties prohibiting such payments as such commitments may exist from time to time; provided, however, that the Company shall not enter into any such contractual commitments prohibiting the payment of such dividends without the prior written consent of Goyaike.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.                                         Termination.  This Agreement shall terminate:

(a)  upon the mutual written agreement of the Company, Parent and/or ACT, on the one hand, and Goyaike, on the other hand;

(b)  upon the expiration of all rights created hereunder; or

(c)  immediately prior to a Qualified Initial Public Offering of Shares of the Company.

SECTION 8.02.                                         Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

SECTION 8.03.                                         Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in Person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):

a)  if to Parent or ACT:

Advanced Cell Technology, Inc.

One Innovation Drive

Worcester, Massachusetts 01605

Telecopy: (508) 756-0931

Attention: Dr. Michael D. West, President

with a copy to:

Pierce Atwood

One Monument Square

Portland, Maine 04101

Telecopy: (207) 791-1350

Attention: William L. Worden, Esq.

Christopher E. Howard, Esq.

b)  if to the Company:

Cyagra, Inc.

One Innovation Drive

Worcester, Massachusetts 01605

Telecopy: (508) 756-0931

Attention: Dr. Michael D. West, President

with a copy to:

Pierce Atwood

One Monument Square

Portland, Maine 04101

Telecopy: (207) 791-1350

Attention: William L. Worden, Esq.

c) if to Goyaike:

Goyaike S.A.

Av, do Mayo 701, Piso 16

Buenos Aires, Argentina

Telecopy: (54) 3488-436300

Attention: Mr. Ricardo Hosel

with a copy to:

Shearman & Sterling

599 Lexington Avenue

New York, NY 10022

Telecopy: (212) 848-7179

Attention: Alfred J. Ross, Esq.

(a)  if to any other Securityholder, then to the address or telecopy number set forth opposite such Person’s name on Schedule I or II attached hereto.

SECTION 8.04.                                         Public Announcements.  Except as required by Law, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

SECTION 8.05.                                         Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.06.                                         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest possible extent.

SECTION 8.07.                                         Entire Agreement.  This Agreement, the Securities Purchase Agreement and the Management Services and Intellectual Property Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings of the parties, both written and oral, with respect to the subject matter hereof.

SECTION 8.08.                                         Assignment.  This Agreement shall not be assigned by any party without the express written consent of the other parties, except in connection with any Sale of Shares permitted by, and effected in accordance with, Article V hereof.

SECTION 8.09.                                         No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 8.10.                                         Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the Company, Parent and ACT, on the one hand, and Goyaike, on the other hand.

SECTION 8.11.                                         Governing Law.  This Agreement shall be governed by the laws of the State of New York.  All actions and proceedings arising out of or relating to this Agreement may be heard and determined in any New York State or federal court sitting in the City of New York, County of Manhattan, and the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive any defense of an inconvenient forum to the maintenance of any such action or proceeding.

SECTION 8.12.                                         Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 8.12, provided that receipt of copies of such counterparts is confirmed.

SECTION 8.13.                                         Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

SECTION 8.14.                                         Waiver of Jury Trial.  Each of the parties hereto irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement or the transactions contemplated hereby and thereby and for any counterclaim therein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories hereunto duly authorized as of the date first above written.

CYAGRA, INC.

By:	/s/ Michael West
	Name:	MICHAEL WEST
	Title:	PRESIDENT

ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ Michael West
	Name:	MICHAEL WEST
	Title:	PRESIDENT

A.C.T. GROUP, INC.

By:	/s/ Michael West
	Name:	MICHAEL WEST
	Title:	PRESIDENT

GOYAIKE S.A.

By:	/s/ Ricardo Hosel
	Name:	Ricardo Hosel
	Title:	Attorney in Fact

By:	/s/ Alejandro Cantarelli
	Name:	Alejandro Cantarelli
	Title:	Attorney in Fact

SCHEDULE I

LIST OF PERSONS WHO BECOME SIGNATORIES HERETO SUBSEQUENT TO THE
DATE HEREOF

Securityholders	Address	Date	Signature

SCHEDULE II

ADDRESSES OF CERTAIN SECURITYHOLDERS

SCHEDULE III

GOYAIKE’S INITIAL NOMINEES TO THE BOARD OF DIRECTORS

Securityholder	Nominee

Goyaike	Ricardo Hosel
Goyaike	Alejandro Cantarelli

SCHEDULE IV

CONSENT EVENTS

Each of the following matters shall be a Consent Event:

(a)  altering, amending or repealing the Certificate of Incorporation or By-laws of the Company;

(b)  authorizing or issuing any shares of Capital Stock of the Company (excluding any debt securities), or any option, warrant, purchase or subscription right or any other security convertible, exchangeable or exercisable into shares of Capital Stock of the Company (excluding any debt securities), except in conjunction with any of the following: (i) except with respect to a public offering of shares, the issuance of shares of Common Stock (other than in connection with the issuance of shares of Common Stock or securities convertible or exchangeable into shares of Common Stock (a “Common Stock Equivalent”) in connection with any exchange of options as contemplated by clause (ii) below) in which the effective per share price of the Common Stock is fifty (50%) percent greater than the effective per share price of the shares of Common Stock issued to Goyaike hereunder, (ii) the issuance to employees, officers and directors of options convertible or exercisable into shares of Common Stock pursuant to an incentive stock option plan that is to be administered by the Board and which shall consist often (10%) percent of the outstanding shares of Common Stock of the Company on a fully diluted basis as of the Closing Date (the “Stock Option Plan”); (iii) the issuance of shares of Common Stock in a Qualified Initial Public Offering and (iv) the issuance of shares of Common Stock of the Company to a non-affiliated third party in consideration of or exchange for intellectual property rights or other assets that are to be used in the operation of the Business; provided, however, that the maximum number of shares of Common Stock that may be issued pursuant to this clause (iii), individually or in the aggregate, shall not exceed that number of shares which is equal to five (5%) percent of the outstanding shares of Common Stock of the Company on a fully diluted basis as of the Closing Date.

(c)  commencing any proceeding for the voluntary winding up, dissolution, liquidation or similar event of the Company;

(d)  redeeming, re-purchasing or otherwise re-acquiring any Common Stock of the Company without first offering pro-rata redemption, re-purchase or re-acquisition of Goyaike’s Common Stock on the same terms and conditions as the proposed redemption, re-purchase or re-acquisition;

(e)  other than as set forth in the Management Services and Intellectual Property Agreement, entering into any transaction or series of transactions with “affiliates” of the Company, as that term is defined in the Securities Exchange Act of 1934, as amended;

(f)  effecting any change in the nature of the Company’s business away from the Business;

(g)  amalgamating, consolidating, merging or entering into any business combination with another company, business, concern, firm or Person;

(h)  entering into or forming any partnership or joint venture, except in the ordinary course of business;

(i)  selling, transferring or otherwise disposing of any of the Company’s assets, subsidiaries or securities outside the ordinary course of business;

(j)  materially modifying or amending any strategy for the commercialization of any Intellectual Property that is owned or licensed by the Company;

(k)  acquiring any assets or securities (in one transaction or in a series of related transactions) which, at the time of such acquisition, have a fair market value in excess of US$250,000;

(1)  entering into any settlement the value of which exceeds $250,000 or the terms of which materially impact the Company’s business;

(m)  appointing the Company’s President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and/or Chief Technology Officer or any other officer providing similar functions, and approving the terms of employment of such person;

(n)  authorizing or implementing any stock option or other equity incentive plan, other than the Stock Option Plan;

(o)  declaring, paying or making any cash or non-cash dividends or distributions of any nature on any Capital Stock of the Company, except that the Board shall be required to declare and pay to holders or Beneficial Owners of Common Stock a cash dividend as per Section 7.06 of this Agreement;

(p)  commencing litigation other than litigation (i) commenced in the ordinary course of the Company’s business for amounts involving less than US$100,000 or (ii) involving trade debt for amounts involving less than US$100,000;

(q)  changing the Company’s outside independent auditor or accountants, or materially changing its accounting polices, practices or principles;

(r)  approving the Company’s annual operating budget (it being understood that the annual operating budget for the 2002 fiscal year shall be the operating budget which is included in the Business Plan attached hereto as Exhibit IV); provided, however, that if such approval is not obtained or the parties otherwise fail to agree on an annual operating budget, then the Company shall revert to using the operating budget from the prior year, except that each budgeted item reflected on the previous year’s operating budget may be increased or decreased by up to twenty (20%) percent at the discretion of the Company (the “Default Budget”)(any such agreed upon or Default Budget being, the “Operating Budget”); and

(s)  taking any action or otherwise engaging in any conduct, including without limitation increasing indebtedness, increasing capital expenditures or increasing operating expenses, that would result in an increase, decrease or deviation to any budgeted item/category reflected in the Operating Budget, except that, with respect to each of the following items, the Company may exceed or otherwise deviate by up to twenty (20%) percent annually from the budgeted target for such item (as set forth in the applicable Operating Budget) without obtaining the prior consent of Goyaike:

Balance Sheet Items – current assets; property, plant and equipment; other non-current assets; current liabilities; intercompany balances; long term liabilities; and other non-current liabilities, excluding any balance sheet items relating to recipient herds

Income Statement Items – in-process research and development; research and development; sponsored research and development; sales, general & administrative expenses; management contract expenses; and intercompany expenses and interest expenses

/s/ [ILLEGIBLE]
/s/ [ILLEGIBLE]
/s/ [ILLEGIBLE]

SCHEDULE V

COMPETITORS OF THE BUSINESS

Infigen Inc.	Prolinea
Genetic Savings and Clone	XY Cloning
XY Genetics	Clone Australia
XY, Inc.	Semex
Evergreen Biotechnologies
PPL Theraputics	/s/ [ILLEGIBLE]
Imclone	/s/ [ILLEGIBLE]
Genzyme Transgenics
Geron Corporation
Bresagen

/s/ [ILLEGIBLE]
/s/ [ILLEGIBLE]
/s/ [ILLEGIBLE]